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                                                               EXHIBIT 11

              THE ST. PAUL COMPANIES, INC. AND SUBSIDIARIES
                    COMPUTATION OF EARNINGS PER SHARE
         Three Months and Six Months Ended June 30, 2002 and 2001
                   (In millions, except per share data)


                                      Three Months Ended     Six Months Ended
                                            June 30               June 30
                                      ------------------     ----------------
(in millions)                            2002       2001      2002       2001
 -----------                            -----      -----     -----      -----

EARNINGS
 Basic:
  Net income (loss), as reported       $ (223)    $  104    $  (90)    $  306
  Preferred stock dividends,
    net of taxes                           (2)        (2)       (4)        (4)
  Premium on preferred shares
    redeemed                               (2)        (3)       (5)        (5)
                                        -----      -----     -----      -----
   Net income (loss) available
    to common shareholders             $ (227)    $   99    $  (99)    $  297
                                        =====      =====     =====      =====
 Diluted:
  Net income (loss) available to
    common shareholders                $ (227)    $   99    $  (99)    $  297
  Effect of dilutive securities:
    Convertible preferred stock             -          2         -          3
    Zero coupon convertible notes           -          1         -          2
                                        -----      -----     -----      -----
   Net income (loss), as adjusted      $ (227)    $  102    $  (99)    $  302
                                        =====      =====     =====      =====


COMMON SHARES
 Basic:
  Weighted average common
   shares outstanding                     208        214       208        215
                                        =====      =====     =====      =====
 Diluted:
  Weighted average common
   shares outstanding                     208        214       208        215
  Effect of dilutive securities:
    Stock options and other
     incentive plans                        -          4         -          4
    Convertible preferred stock             -          7         -          7
    Zero coupon convertible
     notes                                  -          2         -          2
                                        -----      -----     -----      -----
  Total                                   208        227       208        228
                                        =====      =====     =====      =====

EARNINGS (LOSS) PER COMMON SHARE
  Basic                                $(1.09)    $ 0.47    $(0.47)    $ 1.38
                                        =====      =====     =====      =====

  Diluted                              $(1.09)    $ 0.45    $(0.47)    $ 1.33
                                        =====      =====     =====      =====

Diluted EPS is the same as Basic EPS for both periods of 2002 because Diluted EPS calculated in accordance with Statement of Financial Accounting Standards
 No. 128, "Earnings Per Share, for The St. Paul's loss from continuing operations, results in a lesser loss per share than the Basic EPS calculation does. The provisions of SFAS No. 128 prohibit this "anti-dilution" of earnings per share, and require that athe larger Basic loss per share also be reported as the Diluted loss per share amount.